Exhibit 10.2

Execution Version
AMENDED & RESTATED TAX RECEIVABLE AGREEMENT
This AMENDED & RESTATED TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of October 22, 2021, is hereby entered into by and among Blue Owl Capital, Inc., a Delaware corporation (“PubCo”), Blue Owl Capital GP LLC, a Delaware limited liability company (and any successor general partner of Manager OP (as defined below) and Carry OP (as defined below) designated in accordance with the Applicable Partnership Agreements (as defined below), the “Corporation”), Blue Owl Capital Holdings LP, a Delaware limited partnership (“Manager OP”), Blue Owl Capital Carry LP, a Delaware limited partnership (“Carry OP”), and each of the Partners (as defined herein).
RECITALS
WHEREAS, the Tax Receivables Agreement was executed on May 19, 2021, by and among PubCo, the Corporation, Manager OP, Carry OP and the other parties thereto (the “Original Agreement”);
WHEREAS, the Partners hold Exchangeable Units and certain of the Partners have also held partnership interests in Opal Group or Diamond Holdings;
WHEREAS, the Opal Group Blockers have held partnership interests in Opal Group;
WHEREAS, the Corporation is a wholly owned subsidiary of PubCo that will file a consolidated return with PubCo, is treated as a corporation for U.S. federal income tax purposes, and is the general partner of Manager OP and Carry OP;
WHEREAS, Exchangeable Units are exchangeable in certain circumstances for Class A shares of PubCo (the “Class A Shares”), Class B shares of PubCo (the “Class B Shares”), and/or cash pursuant to the Exchange Agreement;
WHEREAS, pursuant to the transactions described in or contemplated by that certain Business Combination Agreement, dated as of December 23, 2020, by and among PubCo, Owl Rock Capital Group LLC, a Delaware limited liability company, Owl Rock Capital Feeder LLC, a Delaware limited liability company, Owl Rock Capital Partners LP, a Delaware limited partnership, and Neuberger Berman Group LLC, a Delaware limited liability company (such agreement, as may be amended from time to time, the “Business Combination Agreement,” and such transactions collectively, the “De-SPAC Transaction”), (a) certain of the Partners will be treated for U.S. federal income tax purposes as selling all or a portion of their partnership interests (including FIC Units) in Opal Group, Diamond Holdings, Manager OP, and/or Carry OP, to the Corporation (the “Initial Sale”); (b) pursuant to one or more Opal Group Blocker Mergers, the Corporation acquired, directly or indirectly, shares in certain of the Opal Group Blockers (the “Blocker Shareholders”); and (c) the Corporation expects in the future to acquire Exchangeable Units;
WHEREAS, certain Covered Subsidiaries, including Dyal Capital Holdings LLC (“Diamond Holdings”) and Opal Group, have had, or will have, in effect an election under section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) for prior Taxable Years, and will have such an election in effect for the Taxable Year of the De-SPAC Date and for future Taxable Years;
WHEREAS, as a result of such elections and the Opal Group Blocker Mergers, the Corporation may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Existing Tax Assets;
WHEREAS, such election also has previously resulted, or is intended to result in, an adjustment to the tax basis of the assets owned by the Covered Subsidiaries as a result of the Initial

Sale, or at the time of an exchange or redemption by a Partner of Exchangeable Units for Class A Shares, Class B Shares, and/or cash on or after the date hereof (each such exchange, an “Exchange,” such time of Exchange, the “Exchange Date,” and such assets whose tax basis is or was adjusted as a result of the Initial Sale, an Exchange, any FIC Distribution, or any other transaction that generated the Existing Tax Assets, as well as any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Adjusted Assets”) by reason of such Initial Sale, Exchange, FIC Distribution, or other such transaction, and the receipt of payments under this Agreement;
WHEREAS, the income, gain, loss, expense, and other Tax items of (i) the Covered Subsidiaries allocable to the Corporation may be affected by the Basis Adjustments or Existing Tax Assets and (ii)  the Corporation may be affected by the Imputed Interest;
WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments, Existing Tax Assets, and Imputed Interest (collectively, the “Tax Attributes”) on the actual liability for Taxes of the Corporation; and
WHEREAS, the parties hereto now desire to amend and restate the Original Agreement, in its entirety.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the undersigned parties hereby amend and restate the Original Agreement in its entirety, and further agree as follows:
Article I

DEFINITIONS
As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
“AAA” is defined in Section 7.08 of this Agreement.
“Adjusted Asset” is defined in the recitals of this Agreement.
“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal, state and local income Taxes of (i) the Corporation and (ii) without duplication, any Covered Subsidiary, but only with respect to Taxes imposed on such Covered Subsidiary and allocable to the Corporation for such Taxable Year.
“Advisory Firm” means any “big four” accounting firm or any law firm that is nationally recognized as being expert in Tax matters and that is agreed to by the Board.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Agreed Rate” means LIBOR plus 100 basis points during any period for which such rate is published in accordance with the definition thereof.
“Agreement” is defined in the preamble of this Agreement.
“Alternative Subsidiaries” has the meaning given to such term in the Exchange Agreement.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.
“Applicable Partner” means any Partner to whom any portion of a Realized Tax Benefit is Attributable hereunder. For purposes of this Agreement, the parties intend that the FIC Unitholders shall be treated as the Applicable Partners with respect to any Realized Tax Benefits arising from any Existing FIC Tax Assets and the Blocker Shareholders shall be treated as the Applicable Partners with respect to any Realized Tax Benefits arising from any Existing Blocker Tax Assets.
“Applicable Partnership” means either Manager OP or Carry OP, as applicable. Manager OP and Carry OP together are referred to as the “Applicable Partnerships”.
“Applicable Partnership Agreement” means either the Manager OP Agreement or the Carry OP Agreement, as applicable. The Manager OP Agreement and the Carry OP Agreement together are referred to as the “Applicable Partnership Agreements”.
“Attributable” means the portion of any Tax Attribute of the Corporation or a Covered Subsidiary that is attributable to a Partner and shall be determined by reference to the Tax Attributes under the following principles:
(i)Any Basis Adjustments shall be determined separately with respect to each Partner and are Attributable to each Partner in an amount equal to the total Basis Adjustments relating to (A) the Exchangeable Units exchanged by such Partner pursuant to an Exchange, or (B) the partnership interests (including partnership interests in Opal Group, Diamond Holdings, Manager OP, and/or Carry OP and including the sale of FIC Units) that were purchased from such Partner pursuant to the Initial Sale.
(ii)Any Existing FIC Tax Assets shall be determined separately with respect to each Partner and are Attributable to each Partner in an amount equal to the total Existing FIC Tax Assets relating to or resulting from all FIC Distributions made to (or made with respect to) such Partner.
(iii)Any Existing Blocker Tax Assets shall be determined separately with respect to each Partner and are Attributable to each Partner in an amount equal to the Existing Blocker Tax Assets relating to the stock or other equity securities of the applicable Opal Group Blocker acquired from such Partner via the applicable Opal Group Blocker Merger.
(iv)Any deduction to the Corporation with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this Agreement is Attributable to the Applicable Partner that is required to include the Imputed Interest or other payment in income (without regard to whether such Partner is actually subject to Tax thereon).
“Basis Adjustment” means the adjustment to the Tax basis of an Adjusted Asset as a result of the application of section 732 and 1012 of the Code (in situations where, as a result of one or more Exchanges, the Applicable Partnership becomes an entity that is disregarded as separate from its owner for tax purposes) or sections 704(c)(1)(B), 707, 734(b), 737(c)(2), 743(b), 754, 755 and 1012 of the Code (including in situations where, following the Initial Sale or any Exchange, the Applicable Partnership remains in existence as an entity for Tax purposes) and, in each case, comparable sections of state, local and non-U.S. Tax laws as a result of the Initial Sale or any Exchange and the payments made pursuant to this Agreement, other than a payment of Imputed Interest. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from the Initial Sale or an Exchange shall be determined without regard to any

Pre-Exchange Transaction and as if any such Pre-Exchange Transaction had not occurred; provided, that this sentence shall not apply to any FIC Distribution or any Existing FIC Tax Assets and any Basis Adjustment shall take FIC Distributions and Existing FIC Tax Assets into account.
“Basis Schedule” is defined in Section 2.01 of this Agreement.
        “Beneficial Owner” of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.
“Blended Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted effective rates of Tax imposed on the aggregate net income of the Corporation in each U.S. state or local jurisdiction in which the Corporation files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Corporation Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporation solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 60% and 40%, respectively, then the Blended Rate for such Taxable Year is equal to 6.10% (i.e., the sum of (a) 6.5% multiplied by 60%, plus (b) 5.5% multiplied by 40%).
        “Board” means the board of directors of PubCo.
“Business Day” means any day other than (i) a Saturday or a Sunday and (ii) a day on which banks in the State of Delaware are authorized or obligated by law, governmental decree, or executive order to be closed.
“Carry OP” is defined in the recitals of this Agreement.
“Carry OP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Carry OP, as such is from time to time amended or restated.
    “Change of Control” means the occurrence of any of the following events:
(i)any Person or any group of Persons acting together which would constitute a “group” for purposes of section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding the Permitted Owners or a group consisting primarily (determined based on the ownership of economic interests in PubCo or the Corporation, as applicable, by such Permitted Owners relative to other holders) of Permitted Owners or any of their Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of PubCo or the Corporation representing more than fifty percent (50%) of the combined voting power or economic value of PubCo’s or the Corporation’s then outstanding voting securities; or
(ii)the following individuals cease for any reason to constitute a majority of the number of directors of PubCo then serving: individuals who, on the De-SPAC Date, constitute the members of the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of PubCo) whose appointment or election by the Board or nomination for election by PubCo’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the De-SPAC Date or whose appointment, election or nomination for election was previously so approved or recommended by the requisite percentage of directors referred to in this clause (ii); or
(iii)there is consummated a merger or consolidation of PubCo or the Corporation or any direct or indirect subsidiary of PubCo or the Corporation with any other corporation or other entity, and, immediately after the consummation of such transaction, either (x) the members of the Board immediately prior to the transaction and other Persons approved in accordance with clause (ii) of this definition do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of PubCo immediately prior to such transaction do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the economic interest and combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation;
(iv)the shareholders of PubCo or the Corporation approve a plan of complete liquidation or dissolution of PubCo or the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, of all or substantially all of PubCo’s or the Corporation’s assets, other than the sale or other disposition of all or substantially all of PubCo’s or the Corporation’s assets to an entity, at least fifty percent (50%) of economic interest and the combined voting power of the voting securities of which are Beneficially Owned by shareholders of PubCo in substantially the same proportions as their Beneficial Ownership of such securities of PubCo immediately prior to such sale.
Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x), above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of PubCo and the Corporation immediately following such transaction or series of transactions.
“Class A Shares” is defined in the recitals of this Agreement.
“Class B Shares” is defined in the recitals of this Agreement.
“Code” is defined in the recitals of this Agreement.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
“Corporate Entity” means any direct or indirect Subsidiary of PubCo or the Corporation which is classified as a corporation for U.S. federal income tax purposes.
“Corporation” is defined in the preamble of this Agreement.

“Corporation Return” means the U.S. federal Tax Return and/or state and/or local and/or non-U.S. Tax Return, as applicable, of the Corporation or PubCo filed with respect to Taxes of any Taxable Year.
“Covered Subsidiaries” means the Applicable Partnerships and each of their Subsidiaries; provided, that, Opal Carry Aggregator and any of its Subsidiaries shall be considered “Subsidiaries” of Carry OP for this purpose.
“Cumulative Net Realized Tax Benefit” for a Taxable Year means the excess, if any, of the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, over the cumulative amount of Realized Tax Detriments for the same Taxable Years. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.
“Default Rate” means the Agreed Rate plus 500 basis points.
“Delaware Courts” is defined in Section 7.08(f) of this Agreement.
“De-SPAC Transaction” is defined in the recitals of this Agreement.
“De-SPAC Date” means the Closing Date (as defined in the Business Combination Agreement) of the De-SPAC Transaction or, for purposes of the definition of Change of Control, the date the first board of directors constituting the first board slate of PubCo was approved as part of closing of the De-SPAC Transaction.
“Determination” has the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state, local and non-U.S. tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.
“Dispute” is defined in Section 7.08(a) of this Agreement.
“Diamond SLP” has the meaning given to such term in the Business Combination Agreement.
“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
“Early Termination Notice” is defined in Section 4.02 of this Agreement.
“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.
“Early Termination Rate” means the lesser of (i) 6.5% and (ii) the Agreed Rate.
“Early Termination Schedule” is defined in Section 4.02 of this Agreement.
“Exchange” is defined in the recitals of this Agreement, and “Exchanged” and “Exchanging” shall have correlative meanings. For the avoidance of doubt, except as the context otherwise requires, and without duplication, the term “Exchange” shall include a sale of partnership interests pursuant to the “Initial Sale,” mutatis mutandis.
“Exchange Agreement” the Amended & Restated Exchange Agreement, dated on or about the date hereof, by and among PubCo, the Corporation, Manager OP, Carry OP and the other parties thereto, as the same may be amended, restated or otherwise modified from time to time.

“Exchange Date” is defined in the recitals of this Agreement.
“Exchange Payment” is defined in Section 5.01 of this Agreement.
“Exchangeable Unit” means, collectively, and not separately, (i) one Common Unit in Manager OP, as defined in the Manager OP Agreement, (ii) one Common Unit in Carry OP, as defined in the Carry OP Agreement, and (iii) one Class C Share or Class D Share in PubCo, as defined in the Certificate of Incorporation of PubCo, as such is from time to time amended or restated. For the avoidance of doubt, except as the context otherwise requires, and without duplication, the term “Exchangeable Unit” shall include any partnership interests sold or deemed sold in the Initial Sale.
“Excluded Assets” is defined in Section 7.11(b) of this Agreement.
“Existing Group LLC Agreement” has the meaning given to such term in the Business Combination Agreement.
“Existing Blocker Tax Assets” means any Tax basis in the Adjusted Assets as a result of the application of section 743(b) of the Code that is attributable to any Opal Group Blocker that is acquired pursuant to an Opal Group Blocker Merger. For the avoidance of doubt, Existing Blocker Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the Tax items described in the previous sentence.
“Existing FIC Tax Assets” means any existing Tax basis in the Adjusted Assets as a result of the application of sections 704(c)(1)(B), 707, 734(b), 737(c)(2), 743(b), 754, 755 and 1012 of the Code attributable to any FIC Distribution. For the avoidance of doubt, Existing Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the Tax items described in the previous sentence.
“Existing Tax Assets” means, collectively, the Existing FIC Tax Assets and the Existing Blocker Tax Assets.
“Expert” is defined in Section 7.09 of this Agreement.
“FIC Distribution” means distributions of cash or other property by Opal Group to any FIC Unitholder in respect of its FIC Units, or in redemption of any FIC Units in connection with the De-SPAC Transaction or prior to the De-SPAC Transaction.
“FIC Unitholder” means any Person that owns, or previously owned, any FIC Units.
“FIC Unit” shall have the meaning given to such term in the Existing Group LLC Agreement.
“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (i) the Corporation and (ii) without duplication, any Covered Subsidiary, but only with respect to U.S. federal income Taxes imposed on such Covered Subsidiary and allocable to the Corporation, in each case calculated using the same methods, elections, conventions and similar practices used on the relevant Corporation Return (and/or the tax return of the Covered Subsidiary, as applicable), but (A) using the Non-Stepped Up Tax Basis instead of the tax basis reflecting the Basis Adjustments, (B) calculated without taking into account the Existing Tax Assets, (C) excluding any deduction or other Tax benefit attributable to Imputed Interest or attributable to making a payment pursuant to this Agreement, and (D) treating as a deduction the Hypothetical Other Tax Liability (rather than any amount for state, local, or non-U.S. tax liabilities).

“Hypothetical Other Tax Liability” means, with respect to any Taxable Year, the product of (i) the U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year (determined without regard to clause (D) thereof) and (ii) the Blended Rate for such Taxable Year.
“Hypothetical Tax Liability” means, with respect to any Taxable Year, the Hypothetical Federal Tax Liability for such Taxable Year, plus the Hypothetical Other Tax Liability for such Taxable Year.
“Imputed Interest” means any interest imputed under section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and non-U.S. tax law with respect to a Corporation’s payment obligations under this Agreement.
“Initial Sale” is defined in the recitals of this Agreement.
“IRS” means the United States Internal Revenue Service.
“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, as published on the applicable Bloomberg screen page (or other commercially available source providing quotations of LIBOR ) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof); provided, that at no time shall LIBOR be less than 0%. If the Corporation and each Partner Representative have mutually made the determination that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Corporation and each Partner Representative shall establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions in the U.S. loan market for loans in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark, including spread adjustments, giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as mutually selected from time to time by the Corporation and each Partner Representative. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended, with the consent of the Corporation and each Partner Representative (which consent shall not be unreasonably withheld or delayed), as necessary or appropriate, in the reasonable judgment of the Corporation and each Partner Representative, to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice, as mutually determined by the Corporation and each Partner Representative.
“Volume Weighted Average Share Price” means the volume-weighted average share price of the Class A Shares as displayed on PubCo’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.
“Manager OP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Manager OP, as the same may be amended, restated or otherwise modified from time to time.
“Material Objection Notice” is defined in Section 4.02 of this Agreement.
“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.
“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Objection Notice” is defined in Section 2.03(a) of this Agreement.
“Opal Carry Aggregator” has the meaning given to such term in the Business Combination Agreement.
“Opal Feeder” has the meaning given to such term in the Business Combination Agreement.
“Opal Group” has the meaning given to such term in the Business Combination Agreement.
“Opal Group Blocker” has the meaning given to such term in the Business Combination Agreement.
“Opal Group Blocker Merger” has the meaning given to such term in the Business Combination Agreement.
“Partners” means (i) each party listed on Schedule I attached hereto (which, for the avoidance of doubt, shall include the Blocker Shareholders, Diamond SLP, Opal Feeder, and the other holders of Exchangeable Units), and (ii) each other Person who executes a joinder to this Agreement in the form attached hereto as Exhibit A pursuant to an assignment under Section 7.06 of this Agreement, and each is referred to herein as a “Partner”.
“Partner Representative” means each of (i) Owl Rock Capital Partners LP (or such other Affiliate of Owl Rock Capital Partners LP as Owl Rock Capital Partners LP may designate from time to time in a written notice delivered to PubCo) and (ii) NBSH Blue Investments, LLC (or such other Affiliate of NBSH Acquisition, LLC as NBSH Acquisition, LLC may designate from time to time in a written notice delivered to PubCo).
“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.
“Permitted Owners” means the Partners, the Partners’ family members, and trusts for the benefit of, and entities wholly owned by, a Partner and/or a Partner’s family members.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity, or other entity.
“Pre-Exchange Transaction” means (i) any direct or indirect transfer (including upon the death of a Partner) of one or more Exchangeable Units or a distribution with respect to one or more Exchangeable Units (or of or with respect to interests in another partnership, which interests were exchanged for Exchangeable Units, including in connection with the transactions contemplated by the Business Combination Agreement, or interests in any partnership that directly or indirectly owns Exchangeable Units or an interest in any such other partnership) that occurs prior to the Initial Sale or an Exchange of such Exchangeable Units, as applicable, and to which section 734(b) or 743(b) of the Code applies or (ii) any other transaction contemplated by the Business Combination Agreement, including any sale or distribution of assets by Manager OP, Carry OP, any of their subsidiaries, or any of the Sellers (as defined in the Business Combination Agreement) or their affiliates pursuant to the Business Combination Agreement or otherwise in contemplation of the De-SPAC Transaction if section 1001, 704(c)(1)(B), 707, 734(b), 737, or 743(b) of the Code applies to such transaction. For the avoidance of doubt, a transaction that otherwise qualifies as a Pre-Exchange Transaction shall be treated as such with respect to an Applicable Partner even if such Partner did not participate in such transaction (e.g., if a distribution to a Person that is not the Applicable Partner gives rise to an adjustment under section 734(b), the “common basis” allocable to the Applicable Partner may be treated with respect to such Applicable Partners as arising from a Pre-Exchange Transaction).
“Realized Tax Benefit” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.
“Realized Tax Detriment” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
“Reconciliation Dispute” is defined in Section 7.09 of this Agreement.
“Reconciliation Procedures” means those procedures set forth in Section 7.09 of this Agreement.
“Schedule” means any Basis Schedule, Tax Benefit Schedule, or Early Termination Schedule.
“Senior Obligations” is defined in Section 5.01 of this Agreement.
“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.
“Tax Attribute” is defined in the recitals to this Agreement.
“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.
“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.
“Tax Return” means any return, declaration, report, or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return, and declaration of estimated Tax.
“Taxable Year” means a taxable year as defined in section 441(b) of the Code or comparable section of state, local or non-U.S. tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).
“Taxes” means any and all U.S. federal, state, local, and non-U.S. taxes, assessments, or similar charges that are based on or measured with respect to net income or profits, whether on an exclusive or on an alternative basis, including any interest related to such Tax.
“Taxing Authority” means any U.S., non-U.S., federal, national, state, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary, and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“Valuation Assumptions” means the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments, Existing Tax Assets, and the Imputed Interest during such Taxable Year, (2) the U.S. federal income tax rates and state, local, and non-U.S. income tax rates for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the date of the Early Termination Payment and the Blended Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year, except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law, (3) any loss carryovers generated by the Basis Adjustments, Existing Tax Assets, or the Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Corporation on a pro rata basis from the date of the Early Termination Schedule through (A) the scheduled expiration date of such loss carryovers or (B) if there is no such scheduled expiration, then the five-year anniversary of the date of the Early Termination Schedule, (4) any non-amortizable, non-depreciable assets are deemed to be disposed of on the earlier of the Early Termination Date or the fifteenth (15th) anniversary of the applicable Basis Adjustment or the date of the applicable FIC Distribution with respect to any Existing Tax Assets, as applicable; provided, that, for the avoidance of doubt, in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable fifteenth (15th) anniversary), and (5) if, at the Early Termination Date, there are Exchangeable Units that have not been Exchanged, then each such Exchangeable Unit shall be deemed to be Exchanged for the Volume Weighted Average Share Price of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.
Article II

DETERMINATION OF REALIZED TAX BENEFIT
Section 1.01Basis Schedule. Within 150 calendar days after the filing of the U.S. federal income tax return of the Corporation for each Taxable Year, the Corporation shall deliver to each Partner Representative (on behalf of each Applicable Partner) a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Non-Stepped Up Basis of the Adjusted Assets for such Taxable Year as of each applicable Exchange Date (or if applicable, the De-SPAC Date), (ii) the Basis Adjustments and Existing FIC Tax Assets with respect to the Adjusted Assets as a result of the Initial Sale, any Exchanges, and any FIC Distributions effected in such Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) solely with respect to the Initial Sale, any Exchanges, and any FIC Distributions by or with respect to the Applicable Partner, (iii) the Existing Blocker Tax Assets, (iv) the period or periods, if any, over which the Adjusted Assets are amortizable and/or depreciable, and (v) the period or periods, if any, over which each Basis Adjustment or Existing Tax Asset is amortizable and/or depreciable (which, for non-amortizable, non-depreciable assets shall be based on the Valuation Assumptions).
Section 1.02Tax Benefit Schedule. Within 150 calendar days after the filing of the U.S. federal income tax return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to each Partner Representative (on behalf of each Applicable Partner) a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.03(a) of this Agreement and may be amended as provided in Section 2.03(b) of this Agreement (subject to the procedures set forth in Section 2.03(a)).
Section 1.03Procedures, Amendments.
(a)Procedure. Every time the Corporation delivers to a Partner Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Partner Representative schedules and work papers providing reasonable detail regarding the preparation of the Schedule and (y) allow the Partner Representative reasonable access (at no cost to the Partner Representative) to the appropriate representatives of the Corporation and the Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to a Partner Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the applicable Actual Tax Liability (i.e., the “with” calculation) and the Hypothetical Tax Liability (i.e., the “without” calculation) and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. The applicable Schedule shall become final and binding on all parties unless, within thirty (30) calendar days after receiving a Basis Schedule or amendment thereto or within thirty (30) calendar days after receiving a Tax Benefit Schedule or amendment thereto, either Partner Representative provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such Objection Notice within thirty (30) calendar days of receipt by the Corporation of such Objection Notice, the Corporation and the applicable Partner Representative(s) shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).
(b)Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Partner Representative or the correction of computational errors set forth in such Schedule, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”). The Corporation shall provide an Amended Schedule to each Partner Representative within ninety (90) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence.
Article III

TAX BENEFIT PAYMENTS
Section 1.01Payments.
(a)Within ten (10) Business Days of a Tax Benefit Schedule delivered to Partner Representative becoming final in accordance with Section 2.03(a), or earlier in the Corporation’s reasonable discretion, the Corporation shall pay to each Applicable Partner for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b) with respect to such Applicable Partner. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Applicable Partner previously designated by such Partner to the Corporation. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal or state income tax payments.
(b)A “Tax Benefit Payment” means, with respect to any Applicable Partner, an amount, not less than zero, equal to the sum of the Net Tax Benefit that is Attributable to such Applicable Partner and the Interest Amount. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.01, excluding payments attributable to the Interest Amount; provided, however, that, for the avoidance of doubt, no Partner shall be required to make a payment, or return all or any portion of any previously made Tax Benefit Payment (including any portion of any Early Termination Payment). The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the “Interest Amount” shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the date of such Amended Schedule becoming final in accordance with Section 2.03(a) until the Payment Date. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to the Initial Sale, each separate Exchange, and each FIC Distribution.
(c)Applicable Principles. The parties agree that (i) the payments made pursuant to this Agreement in respect of Basis Adjustments (to the extent permitted by applicable law and other than amounts accounted for as Interest Amounts) are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the Applicable Partners in connection with the Initial Sale or the applicable Exchange that has the effect of creating additional Basis Adjustments in the Taxable Year of payment, (ii) payments made pursuant to this Agreement in respect of Existing FIC Tax Assets (to the extent permitted by applicable law and other than amounts accounted for as Interest Amounts) are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the FIC Unitholders in connection with the sale of FIC Units to the Corporation in connection with the transactions contemplated by the Business Combination Agreement that has the effect of creating additional Basis Adjustments in the Taxable Year of payment, (iii) any additional Basis Adjustments shall be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate and (iv) the Actual Tax Liability for any Taxable Year shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as an Interest Amount under applicable law; provided, however, that such liability for Taxes and such taxable income shall be included in the Hypothetical Tax Liability and the Actual Tax Liability, subject to the adjustments and assumptions set forth in this Agreement and, to the extent any such amount is taken into account on an Amended Schedule, such amount shall adjust a Tax Benefit Payment, as applicable, in accordance with Section 2.03(b).
Section 1.02No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Corporation’s Cumulative Net Realized Tax Benefit, and the Interest Amount thereon, being paid to the Applicable Partners pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.
Section 1.03Pro Rata Payments. For the avoidance of doubt, to the extent (i) the Corporation’s deductions with respect to any Tax Attributes are limited in a particular Taxable Year (including as a result of the Corporation having insufficient taxable income to fully utilize such Tax Attributes) or (ii) the Corporation lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the deductions, or the Tax

Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Applicable Partner in the same proportion as Tax Benefit Payments would have been made absent the limitations set forth in clauses (i) and (ii) of this Section 3.03, as applicable.
Section 1.04Payments Not Ascertainable. The undersigned parties hereby acknowledge and agree that the timing, amounts, and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable. Notwithstanding the previous sentence, with respect to the Initial Sale or any Exchange by or with respect to any Partner, if such Partner notifies the Corporation in writing of a stated maximum selling price, then the amount of the consideration received in connection with the Initial Sale or such Exchange and the aggregate Tax Benefit Payments to such Partner in respect of the Initial Sale or such Exchange, other than amounts accounted for as interest under the Code, shall not exceed such stated maximum selling price.
Article IV

TERMINATION
Section 1.01Early Termination and Breach of Agreement.
(a)The Corporation may terminate this Agreement with respect to all Partners at any time by paying to all of the Partners the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Partners, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporation, the Corporation shall not have any further payment obligations under this Agreement in respect of such Partners, other than for any (a) Tax Benefit Payment agreed to by the Corporation and any Partner as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). For the avoidance of doubt, if an Exchange occurs after the Corporation provides the Early Termination Notice, then unless the Corporation withdraws such Early Termination Notice prior to full payment of the Early Termination Payment, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this Agreement in such case shall be its obligations to all Partners under Section 4.03(a).
(b)In the event of a Change of Control, unless otherwise agreed in writing by both Partner Representatives, all payment obligations hereunder shall be accelerated and calculated as if an Early Termination Notice and an Early Termination Schedule had been delivered on the effective date of the Change of Control, using the Valuation Assumptions and by substituting, in each case, the term “the closing date of a Change of Control” for the term “Early Termination Date.” Such payment obligations shall include, but not be limited to, (i) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of a Change of Control, (ii) payment of any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice, and (iii) except to the extent included in the Early Termination Payment or if included as a payment under clause (ii) of this Section 4.01(b), payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. Sections 4.02 and 4.03 shall apply to a Change of Control mutatis mutandis.
(c)In the event that PubCo or the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and does not cure such breach within ninety (90) days of receipt of notice of such breach from such Partner, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporation and any Partners as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that PubCo or the Corporation breaches this Agreement and this Section 4.01(c) applies, the Partners shall be entitled to elect to receive the amounts set forth in clauses (1), (2), and (3), above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation under this Agreement if the Corporation fails to make any Tax Benefit Payment when due to the extent that the Corporation has insufficient funds, and cannot take commercially reasonable actions to obtain sufficient funds, to make such payment; provided, that the interest provisions of Section 5.02 shall apply to such late payment unless the Corporation does not have sufficient funds to make such payment as a result of a limitation imposed by any Senior Obligations, in which case, Section 5.02 shall apply, but the Default Rate shall be replaced by the Agreed Rate; provided, further, that such payment obligation shall nonetheless accrue for the benefit of the Partners, and the Corporation shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.
Section 1.02Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to each Partner notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless a Partner, within thirty (30) calendar days after receiving the Early Termination Schedule thereto, provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Partner delivering the Material Objection Notice shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.
Section 1.03Payment upon Early Termination.
(a)Within three (3) calendar days after the Early Termination Schedule becomes final and binding between a Partner and the Corporation pursuant to Section 4.02 of this Agreement, the Corporation shall pay to the Partner an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Partner.
(b)The “Early Termination Payment” for any Partner, as of the date of the delivery of an Early Termination Schedule, shall equal the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Partner beginning on the Early Termination Date and assuming that the Valuation Assumptions are applied.

Article V

SUBORDINATION AND LATE PAYMENTS
Section 1.01Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to a Partner or to all of the Partners under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent the Corporation incurs, creates or assumes any Senior Obligations after the date hereof, the Corporation shall make reasonable efforts to ensure that such indebtedness permits the amounts payable hereunder to be paid. The Corporation shall use commercially reasonable efforts not to enter into any agreement if a principal purpose of such agreement is to restrict in any material respect the amounts payable hereunder.
Section 1.02Late Payments by the Corporation. The amount of all or any portion of any Exchange Payment not made to any Partner when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing on the date on which such Exchange Payment was due and payable.
Article VI

NO DISPUTES; CONSISTENCY; COOPERATION
Section 1.01Partner Participation in the Corporation’s and Applicable Partnerships’ Tax Matters. Except as otherwise provided herein or in the Business Combination Agreement or the Applicable Partnership Agreements, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and the Covered Subsidiaries, including without limitation the preparation, filing, or amending of any Tax Return and defending, contesting, or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify each Partner Representative of, and keep each Partner Representative reasonably informed with respect to, the portion of any audit of the Corporation and the Covered Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to affect the Partners’ rights and obligations under this Agreement, and shall provide to each Partner Representative reasonable opportunity to provide information and other input to the Corporation, the Covered Subsidiaries, and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporation and the Covered Subsidiaries shall not be required to take any action that is inconsistent with any provision of the Business Combination Agreement or the Applicable Partnership Agreement; provided, further, that the Corporation shall not settle or fail to contest any issue pertaining to Taxes or Tax matters where such settlement or failure to contest would reasonably be expected to materially adversely affect the Partners’ rights and obligations under this Agreement without the written consent of each Partner Representative, such consent not to be unreasonably withheld, conditioned, or delayed.
Section 1.02Consistency. Unless there is a Determination or the opinion of an Advisory Firm that is reasonably acceptable to the Corporation providing otherwise, the Corporation, the Covered Subsidiaries, and the Partners agree to report and cause to be reported for all purposes, including federal, state, local and non-U.S. Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustments, the Existing Tax Assets, and each Tax Benefit Payment) in a manner consistent with that specified in any Schedule required to be provided by or on behalf of the Corporation under this Agreement. Any Dispute concerning such advice shall be subject to the terms of Section 7.09. In the event that an Advisory Firm is replaced with another Advisory Firm, such replacement Advisory Firm shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or unless the Corporation and the Partners agree to the use of other procedures and methodologies.
Section 1.03Cooperation. The Partners shall each (or each Partner Representative, on behalf of the Partners, shall) (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse each Partner (or each Partner Representative, as applicable) for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03. The Corporation shall not, without the prior written consent of each Partner Representative, take any action that has the primary purpose of circumventing the achievement or attainment of any Tax Benefit Payment or Early Termination Payment under this Agreement.
Article VII

MISCELLANEOUS
Section 1.01Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to PubCo or the Corporation, to:
c/o Blue Owl Capital Inc.
399 Park Avenue, 39th Floor
New York, NY 10022

Attention: Neena Reddy, General Counsel and Secretary
Electronic Mail: neena.reddy@blueowl.com
if to the Manager OP, to:

the address and facsimile number set forth for the Manager OP in the Manager OP Agreement if to the Carry OP, to:

the address and facsimile number set forth for the Carry OP in the Carry OP Agreement if to any Partner, to:

the address and facsimile number set forth for such Partner in the records of the Applicable Partnership.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.
Section 1.02Counterparts. This Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party to this Agreement shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party to this Agreement forever waives any such defense.
Section 1.03Entire Agreement; No Third Party Beneficiaries. This Agreement, the Business Combination Agreement, the Exchange Agreement, the Manager OP Agreement and the Carry OP Agreement contain the entire agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and, thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. The parties to this Agreement and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties to this Agreement, and the language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any Person. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 1.04Governing Law. The laws of the State of Delaware shall govern (a) all Proceedings (as defined in the Business Combination Agreement), claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Section 1.05Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
Section 1.06Successors; Assignment; Amendments; Waivers.
(a)No Partner may assign this Agreement to any person without the prior written consent of the Corporation; provided, however, that (i) to the extent that a Partner effectively transfers Exchangeable Units after the date hereof in accordance with the terms of the

Applicable Partnership Agreement, and any other agreements the Partners may have entered into with each other, or a Partner may have entered into with the Corporation and/or the Applicable Partnership, the transferring Partner shall assign to the transferee of such Exchangeable Units the transferring Partner’s rights under this Agreement with respect to such transferred Exchangeable Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in the form attached hereto as Exhibit A, agreeing to become a “Partner” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) once the Initial Sale or any Exchange has occurred, any and all payments that may become payable to a Partner pursuant to this Agreement with respect to such Initial Sale or such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in the form attached hereto as Exhibit A, agreeing to be bound by Section 7.12 and acknowledging specifically Section 7.06(b). For the avoidance of doubt, to the extent a Partner or other Person transfers Exchangeable Units after the date hereof to a Partner as may be permitted by any agreement to which the Applicable Partnership is a party, the Partner receiving such Exchangeable Units shall have all rights under this Agreement with respect to such transferred Exchangeable Units as such Partner has under this Agreement with respect to the other Exchangeable Units held by such Partner.
(b)Notwithstanding the foregoing provisions of this Section 7.06, no transferee described in clause (i) of Section 7.06(a) shall have the right to enforce the provisions of Section 2.03, 4.02, 6.01 or 6.02 of this Agreement, and no assignee described in clause (ii) of Section 7.06(a) shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.
(c)No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporation, the Applicable Partnerships, and by Partners who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Partners hereunder if the Corporation had exercised its right of early termination on the date of the most recent Exchange (or if no Exchange has occurred, the date of the Initial Sale) prior to such amendment (excluding, for purposes of this sentence, all payments made to any Partner pursuant to this Agreement since the date of such most recent Exchange); provided that no such amendment shall be effective if such amendment will have a disproportionate adverse effect on the payments certain Partners will or may receive under this Agreement unless (i) such disproportionate effect is a result of tax laws imposed by government authorities in non-U.S. jurisdictions or (ii) all such Partners disproportionately affected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.
(d)All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.
Section 1.07Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 1.08Submission to Jurisdiction; Dispute Resolution.
(a)Any and all disputes, controversies or claims arising out of or relating to this Agreement which are not governed by Section 7.09 of this Agreement (each a “Dispute”) shall be submitted to mandatory, final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules in effect at the time of filing of the demand for arbitration, subject to the provisions of this Section 7.08, pursuant to the Federal Arbitration Act, 9 U.S.C., Section 1 et seq. The place of arbitration shall be the State of Delaware.
(b)There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by the respondent of a copy of the demand for arbitration. If the parties do not agree upon an arbitrator within this time limit, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause (including, without limitation, conflicts of interest). Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and limited partnership matters or tax matters and an experienced arbitrator. Unless otherwise determined by the arbitrator, the costs of the arbitration and the arbitrator shall be borne by the Corporation and each party shall otherwise be responsible for its own costs and expenses (except as provided in clause (c) below or in the next sentence). If the arbitrator entirely adopts the position of the disputing Partner or Partnership Representative (as applicable), the Corporation shall reimburse the Partner or Partnership Representative (as applicable) for any reasonable and documented out-of-pocket costs and expenses in such proceeding, and if the arbitrator entirely adopts the Corporation’s position, whichever Partner or Partnership Representative (as applicable) that disputed the position shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding. In rendering an award, the arbitrator shall be required to follow the laws of the State of Delaware.
(c)The arbitration shall be the sole and exclusive forum for resolution of the Dispute, and the award shall be in writing, state the reasons for the award, and be final and binding. Judgment thereon may be entered in any court of competent jurisdiction. The arbitrator shall not be permitted to award punitive, multiple or other non-compensatory damages. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.
(d)The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any documents disclosed by one party to another, testimony or other oral submission and any awards or decisions) shall not be disclosed beyond the arbitrators, the AAA, the parties, their legal and professional advisors, and any person necessary for the conduct of the arbitration, except as may be required in judicial proceedings relating to the arbitration, or by law or regulatory or governmental authority.
(e)Barring extraordinary circumstances (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and, in response to reasonable documents requests, non-privileged documents in the responding party’s possession or custody, not otherwise readily available to the party seeking the documents, and reasonably believed to exist, that may be relevant and material to the outcome of disputed issues and there shall be no depositions.
(f)By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect. In any such judicial action: (i) each of the parties irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in the State of Delaware (the “Delaware Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (ii) each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Delaware Courts; (iii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid; and (iv) each of the parties hereby irrevocably waives any and all right to trial by jury.
(g)Any claim brought by a Partner must be brought in such party’s individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding. No Partner shall be entitled to join or consolidate disputes by or against others in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.
Section 1.09Reconciliation. In the event that the Corporation and an Applicable Partner (or such Applicable Partner’s Partner Representative) are unable to resolve a disagreement with respect to the matters governed by Sections 2.03, 4.02, and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm with an emphasis on tax matters (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Corporation or the Applicable Partner (or such Applicable Partner’s Partner Representative) or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before the date any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, such payment shall be paid on the date such payment would be due and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation; except as provided in the next sentence. The Corporation and each Applicable Partner (or such Applicable Partner’s Partner Representative) shall bear their own costs and expenses of such proceeding, unless the Applicable Partner (or such Applicable Partner’s Partner Representative) has a prevailing position that is more than ten percent (10%) of the payment at issue, in which case the Corporation shall reimburse such Applicable Partner (or such Applicable Partner’s Partner Representative) for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the Applicable Partner (or such Applicable Partner’s Partner Representative) and may be entered and enforced in any court having jurisdiction.
Section 1.10Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law; provided, however, that the Corporation shall use commercially reasonable efforts to notify any applicable payee prior to the making of such deductions and withholding payments and shall reasonably cooperate with such payee to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such payee’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Each payee shall promptly provide the Corporation or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.
Section 1.11Admission of PubCo or the Corporation into a Consolidated Group; Transfers of Corporate Assets.
(a)If PubCo or the Corporation becomes a member of an affiliated, consolidated, combined, or unitary group of corporations that files a consolidated, combined, or unitary income tax return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state, local or non-U.S. law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole. For the avoidance of doubt, as of the date hereof (and for purposes of this Section 7.11(a)), the Corporation shall be a member of the consolidated U.S. federal income Tax group of PubCo for purposes of sections 1501 et seq. of the Code, and PubCo shall not cause or permit the Corporation to be cease to be a member of such group prior to a Change of Control without the consent of both Partner Representatives.
(b)Notwithstanding any other provision of this Agreement, if PubCo or the Corporation acquires one or more assets that, as of the De-SPAC Date or any Exchange Date, have not been contributed to Manager OP or Carry OP (other than the Corporation’s interests in the Applicable Partnerships) (such assets, “Excluded Assets”), then all Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to Manager OP or Carry OP, as applicable, on the date such assets were first acquired by PubCo or the Corporation, as applicable; provided, however, that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.11(b), such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to the Applicable Partnership on the date on which PubCo or the Corporation acquired stock of such corporation.
(c)If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated, combined, or unitary tax return pursuant to section 1501 of the Code, or any corresponding provisions of state, local or non-U.S. Tax law, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset (as reasonably determined by the governing body, or the Person responsible for management, of such entity acting in good faith), plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.
Section 1.12[Reserved].
Section 1.13Applicable Partnership Agreement. To the extent this Agreement imposes obligations upon an Applicable Partnership or a partner thereof, this Agreement shall be treated as part of the Applicable Partnership Agreement as described in section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.
Section 1.14Joinder. The Corporation hereby agrees that, to the extent it acquires a general partner interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement promptly upon acquisition of such interest, and such person shall be treated in the same manner as the Applicable Partnerships for all purposes of this Agreement. PubCo and the Corporation hereby agree to cause any Corporate Entity that acquires an interest in an Applicable Partnership (or any entity described in the foregoing sentence) to execute a joinder to this Agreement (to the extent such Person is not already a party hereto) promptly upon such acquisition, and such Corporate Entity shall be treated in the same manner as PubCo and the Corporation for all purposes of this Agreement. Each Applicable Partnership shall have the power and authority (but not the obligation) to permit any Person who becomes a limited partner in such Applicable Partnership to execute and deliver a joinder to this Agreement promptly upon acquisition of limited partnership interests in such Applicable Partnership by such Person, and such Person shall be treated as a “Partner” for all purposes of this Agreement.
Section 1.15Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 1.16Guarantee. PubCo hereby unconditionally, absolutely and irrevocably guarantees, as a principal and not as a surety, to each of the Partners the prompt and full performance and payment of the Corporation’s obligations, covenants, undertakings, and liabilities pursuant to this Agreement (the “Corporation Obligations”). Each Partner may seek remedies with respect to all Corporation Obligations directly from PubCo without first exhausting its remedies against the Corporation. PubCo waives presentment, demand and any other notice with respect to any of the Corporation Obligations and any defenses that PubCo may have with respect to any of the Corporation Obligations.
Section 1.17Alternative Subsidiaries. The parties hereto acknowledge and agree that PubCo may elect to effect Exchanges through Alternative Subsidiaries pursuant to Section 2.10 of the Exchange Agreement or as a Direct Exchange pursuant to Section 2.1(g) of the Exchange Agreement. In the event that PubCo makes such an election, (i) any such Alternative Subsidiary (as applicable) shall become a party to this Agreement prior to or in connection with such Exchange and (ii) any reference herein to “the Corporation” with respect to such Exchange shall apply to such Alternative Subsidiary or PubCo mutatis mutandis; and (iii) the payments to which the Partners are entitled under this Agreement (including Tax Benefit Payments and Early Termination Payments) shall in no event be less than the payments that the Partners would have been entitled to had the Exchange been effected through the Corporation rather than the Alternative Subsidiary or as a Direct Exchange; provided, that any notice to be given to or by the Corporation hereunder, any payment to be made by the Corporation hereunder, and/or any determination by or consent from the Corporation herein, may be made or given to or by (as applicable) Blue Owl Capital GP LLC (or any successor general partner of Manager OP and Carry OP designated in accordance with the Applicable Partnership Agreements).

Section 1.18Certain Acknowledgement & Agreements. The parties hereto acknowledge and agree that (i) Blue Owl Management Vehicle LP, a Delaware limited partnership (“Management Vehicle”), is not a party to, nor does Management Vehicle have rights under, this Agreement, including for any Tax Benefit Payments or Early Termination Payments with respect to Class P Units (as defined in the Second Amended & Restated Limited Partnership Agreements of Manager OP and Carry OP, each dated on or about the date hereof, as they may be amended or modified from time to time (the “OP LPAs”)) or Equitized Class P Series Units (as defined in the OP LPAs) of Management Vehicle, and (ii) no Class P Units, Equitized Class P Series Units or Common Units into which such Class P Units or Equitized Class P Series Units are converted, whether held by Management Vehicle or any other person, shall be treated as Exchangeable Units hereunder and, accordingly, holders thereof shall have no rights to payments under this Agreement in respect of such units or Tax benefits attributable to an exchange thereof.
[Signature pages follow.]

IN WITNESS WHEREOF, PubCo, the Corporation, the Applicable Partnerships, and the parties with a signature page attached hereto have duly executed this Agreement as of the date first written above.
BLUE OWL CAPITAL INC.
By:     /s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: Chief Financial Officer
BLUE OWL CAPITAL GP LLC
By:     /s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: Chief Financial Officer
BLUE OWL CAPITAL HOLDINGS LP
By: Blue Owl Capital GP LLC
its General Partner
By:     /s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: Chief Financial Officer
BLUE OWL CAPITAL CARRY LP
By: Blue Owl Capital GP LLC
its General Partner
By:     /s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: Chief Financial Officer

Signature Page to Amended & Restated Tax Receivable Agreement

OWL ROCK CAPITAL FEEDER LLC
By: Owl Rock Capital Partners LP,
its Managing Member
By: Owl Rock Capital Partners (GP) LLC,
its General Partner
By:     /s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: Chief Operating Officer and Chief Financial Officer

Signature Page to Amended & Restated Tax Receivable Agreement

DYAL CAPITAL SLP LP
By: Dyal Management GP LLC, its general partner
By:     /s/ Michael Rees
Name: Michael Rees
Title: Authorized Signatory

Signature Page to Amended & Restated Tax Receivable Agreement

NBSH BLUE INVESTMENTS, LLC
By:     /s/ Heather P. Zuckerman
Name: Heather P. Zuckerman
Title: Authorized Signatory

NBSH BLUE INVESTMENTS II, LLC
By:     /s/ Heather P. Zuckerman
Name: Heather P. Zuckerman
Title: Authorized Signatory

Signature Page to Amended & Restated Tax Receivable Agreement

    Solely for purposes of Section 2.3 of the Investor Rights Agreement, Neuberger Berman Group LLC hereby consents to this Agreement
NEUBERGER BERMAN GROUP LLC

    By: /s/ Heather P. Zuckerman
Name: Heather P. Zuckerman
Title: Chief of Staff
Signature Page to Amended & Restated Tax Receivable Agreement

Schedule I
Anne Ray Foundation
BlackRock Financial Management, Inc.
BRHF Custom, LLC
CHCP Direct Investors (Owl Rock), L.P.
Brian Kwait
Carl Daikeler Living Trust
BCF IV (OS), Inc.
Brown University
Project Owl Rock LLC
Co-Investment Fund (parallel), L.P. - CF IV Series
PSPE II Limited
Bryan White
Co-Investment Fund IV, LP - US Tax Exempt Series
Co-Investment Fund IV, LP - US Taxable Series
Co-Investment Fund IV, L.P. - Z US Taxable Series
The Cox-Vadakan 2015 Irrevocable Trust DTD 6/17/15 Crescent Holdings, LLC
David R. Salomon
Effem Private Credit Fund, Ltd.
Fexos Owl Rock, Inc.
GAC Diversified IDF OR, LLC
GAC Long OR, LLC
Gracie Partners LLC
Halper Irrevocable Trust DATED 4/12/71
Halper Living Trust DATED 9/11/2009
JMC Investments Inc.
John J. Mack
Kevin Systrom TR Kevin Systrom Revocable Trust Margaret A. Cargill Foundation
Marlene Hess
Donald and Catherine Marron Charitable Trust
Marron Direct Investments LLC
Merrick R. Kleeman 2016 Irrevocable Trust
Michael S. Baldock
Miriam L. Haas TR MLH Trust
Moore Management Trust
Miriam and Peter Haas Investments LP
MPM Investments LLC
MSD Owl Rock Investments, LLC
Nicole Systrom Revocable Trust
OCA Investment Partners LLC, OCA ORC LLC
ORC Partners, L.P.
ORCH Partners, L.P.
Owl Capital, LLC
RE Salomon Family LLC
Richard E. Salomon TR Res Revocable Trust
The Richard Salomon Family Foundation Inc.
Stuart Investment Partners LLC
The Regents of the University of California
W2M2H LLC
The Naomi Gleit Living Trust
2006 Popowitz Family Trust
Sch. 1

Aaron Kim
The Andrew Austen Luck Revocable Trust
Chaudhry Enterprises LLLP
Corellian Capital LLC
Daniel Scott Feldstein Restated 2017 Revocable Trust DTD 3/30/2017
David Karp
Dawn Creek Investments LLC
Dustin A. Moskovitz Trust DTD 12/27/05
Gerard D. Sarnat 2006 Family Trust
Glate LLC
Good Ventures Foundation
Herman Family Revocable Trust
Hillary Thomas Trust - N
The Imbach/Nowka 2012 Irrevocable Children's Trust
The JOET 2013 Irrevocable Trust
JRMR Investments LLC
Jyoti Bansal
Kathryn Anne Murdoch
Kenneth Lin & Siriwan Singhasiri
Lela and Gerard Sarnat Revocable Trust DTD 12/3/1997
MadScience LLC
MAE 2014 Living Trust
Mark A. Brodsky Restated 2013 Revocable Trust DTD 3/30/2017
Mark Ayzenshtat Revocable Trust
Marne Levine
Michael P. Murphy Revocable Trust
Moskovitz Investments LLC
Ravinder Sajwan
Remainder Interest Trust C/U/T Sheryl K Sandberg
2008 Annuity Trust Dated 4/15
Ricardo L. Elias 2017 Revocable Trust dtd 3/30/2017
Rony Kahan
Rose Family Revocable Trust DTD 2/12/2009
Sami Inkinen & Meredith Loring
Sarnat Investments LLC
SS Capital Company LLC
The SPA 2013 Irrevocable Trust
Schrage Family Trust
SYS Ventures LLC
Tennman Investments, LLC
The Allen Blue Revocable Trust
The Ashton Kutcher Living Trust
The Bruce & Elizabeth Dunlevie Living Trust
THE CTF TRUST DTD 12/27/12
The Cue Living Trust
The Evans Revocable Trust The Evans Revocable Trust
The Hartz Family Revocable Trust DTD 12/4/08
The HS Trust DTD 9/28/11
The Jeffrey and Marieke Rothschild Revocable Living Trust
The Kaitlyn Krieger Revocable Trust
The Loughlin Revocable Trust
The Makan Family Trust
The Marcus Family Trust DTD 9/3/13
The Marineau Revocable Trust DTD 7/31/85
Sch. 1

Ryan Reynolds Trust U/A 9/10/07
The Shannon Family Trust DTD 4/11/02 Thomas and Kathleen Arrix
Trust B of the Sandberg-Goldberg 2012 Irrevocable Trust
Weiner 2012 Irrevocable Trust Dated 6/1/2012
William Blake Chandlee
Workplay Ventures LLC
WVP Insurance Fund I Series Interests of the SALI Multi-Series Fund IV, LP
Rural India Supporting Trust
Dalton Schools, Inc.
Lakestar Semi Inc.
Katherine M. Gehl 2005 Trust
Leesa Gidaro Living Trust
The State of Oregon by and through the Oregon Investment Council on behalf of the Common Pension Fund E
Chinn Bai Revocable Trust
Owl Rock Capital Feeder LLC
Dyal Capital SLP LP
NBSH Blue Investments, LLC
NBSH Blue Investments II, LLC

Sch. 1

Exhibit A

Form of Joinder
This Joinder Agreement (“Joinder Agreement”) is a joinder to the Amended & Restated Tax Receivable Agreement, dated as of October 21, 2021 (the “Agreement”), by and among Blue Owl Capital, Inc., a Delaware corporation (“PubCo”), Blue Owl Capital GP LLC, a Delaware limited liability company (the “Corporation”), Blue Owl Capital Holdings LP, a Delaware limited partnership (“Manager OP”), Blue Owl Capital Carry LP, a Delaware limited partnership (“Carry OP”), and each of the Partners (as defined therein) from time to time party thereto, as amended from time to time. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict-of-law principles that would cause the application of the laws of another jurisdiction. If there is a conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

By signing and returning this Joinder Agreement to PubCo, the Corporation, Manager OP and Carry OP, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and a Partner contained in the Agreement, with all attendant rights, duties and obligations of a Partner thereunder. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by PubCo, the Corporation, Manager OP and Carry OP, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.
[Remainder of Page Intentionally Left Blank.]

A-1

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be executed and delivered as of the date first set forth above.
[●]

Name:
[Title:]

Address for Notices:
Attention:

A-2